EXHIBIT 99.1

   WHOLE FOODS MARKET, INC. ANNOUNCES ADDITION OF HASS HASSAN TO ITS BOARD OF
        DIRECTORS; CREATES NEW TRI-STATE REGION; DECLARES $0.25 DIVIDEND

    AUSTIN, Texas, June 8 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that Hass Hassan will join the Company's Board of Directors, increasing the size of the board from seven to eight directors. The Company also announced an expansion of its number of operating regions from ten to eleven by separating the North Atlantic region into the North Atlantic and Tri-State regions effective October 1, 2005. The new Tri-State region will be led by Christina Minardi, formerly Regional Vice President of the North Atlantic region. The Company also announced that its Board of Directors declared a seventh quarterly dividend of $0.25 which is payable July 25, 2005 to shareholders of record at the close of business on July 15, 2005.

    "Hass Hassan has been actively involved in the natural products industry since 1973 when he founded one of the country's first one-stop natural foods stores in Denver, Colorado," said John Mackey, Chairman, Chief Executive Officer, and Co-Founder of Whole Foods Market. "We believe his global food retailing knowledge and expertise will be a great benefit to our Board of Directors and company."

    Mr. Hassan started Rainbow Grocery in Denver, Colorado in 1973. In 1978, he founded Alfalfa's Markets, a chain of natural foods stores in Boulder, Colorado, serving as President and Chief Executive Officer until the company was acquired in 1995 by Wild Oats Markets, Inc., a publicly traded natural products retailer. Mr. Hassan served as President of Wild Oats Markets from 1995 to 1997. In 1999, Mr. Hassan founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom. Mr. Hassan served as President and Executive Chairman of Fresh & Wild until 2004 when the company was acquired by Whole Foods Market.

    Ms. Minardi joined the Company in 1996. Since 2001, she has served as regional vice president of the North Atlantic region, overseeing the opening of the very successful Columbus Circle, White Plains and Union Square stores in New York. Prior to becoming regional vice president, Ms. Minardi held various store team leader positions with the Company and with Fresh Fields Markets, Inc. which was acquired by the Company in 1996.

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $3.9 billion in fiscal year 2004 and currently has 169 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K/A Amendment No. 2 for the fiscal year ended September 26, 2004. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

SOURCE  Whole Foods Market, Inc.
    -0-                             06/08/2005
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /